Exhibit 9(b)

Consent of Counsel

[Sutherland, Asbill & Brennan LLP]

April 15, 2011

Board of Directors

Western Reserve Life Assurance Co. of Ohio

WRL Series Annuity Account

4333 Edgewood Road, NE

Cedar Rapids, IA. 52499-0001

RE:	WRL Series Annuity Account
WRL Freedom Conqueror
File No. 33-49558/811-05672

Gentlemen:

We hereby consent to the use of our name under the caption “Legal Matters” in the Statement of Additional Information contained in Post-Effective Amendment No. 24 to the Registration Statement to Form N-4 (File No. 33-49558) of the WRL Series Annuity Account filed by Western Reserve Life Assurance Co. of Ohio with the Securities and Exchange Commission. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours, Sutherland Asbill & Brennan LLP

By:	/s/ Frederick R. Bellamy
Frederick R. Bellamy, Esq.